Exhibit 2.1

THIS AGREEMENT FOR PURCHASE AND SALE is made as of the 17 day of October 2002

BETWEEN:

BARRINGTON SCIENCES INTERNATIONALCORPORATION, a corporation incorporated under the federal laws of Canada and having its registered and records office at Suite 1260, 1188 West Georgia Street, Vancouver, British Columbia, Canada V4A 6E2

(the “Vendor”)

AND:

FINANCIAL EXPRESS CORPORATION, a corporation incorporated under the laws of the State of Nevada, United States of America, and having its P.O. Box 974, Rancho Santa Fe, California, 92067

(the “Purchaser”)

WHEREAS:

A.                                                                                   The Vendor is engaged in the research, development, manufacture and distribution of specialized diagnostic test kits (the “Business”);

B.                                                                                     The Purchaser has agreed to buy from the Vendor, and the Vendor has agreed to sell to the Purchaser, the Vendor’s property and assets used in the Business on the terms and subject to the conditions hereinafter provided;

NOW THEREFORE THIS AGREEMENT WITNESSES that, in consideration of the covenants, agreements, representations, warranties and payments hereinafter set forth and provided for, the parties hereto hereby covenant and agree as follows:

1.                                                                                       INTERPRETATION

1.1                                                                                 Definitions.  In this agreement, the following terms shall have the following meanings:

(a)                                  “Business Day” means any day, other than a Saturday or Sunday, on which chartered banks in Vancouver are open to the public for business;

(b)                                 “Closing Date” means the fifth business day after the date on which the completion of the transactions set out in this agreement are approved by the shareholders of the Vendor pursuant to the provisions of the Canada Business Corporations Act, or such other day as may be mutually agreed upon in writing by the parties;

(c)                                  “Effective Time” means 12:01 a.m. Vancouver time on the Closing Date; and

(d)                                 “Purchaser’s Consideration” means an aggregate of 19,701,653 common shares in the capital of the Purchaser which shall be issued to the Vendor in consideration of the sale of the Assets, pursuant to paragraph 3.1 hereof; and

(e)                                  “Vendor’s Special Resolution” means a resolution authorizing and approving the sale of the Assets by the Vendor, approved by the holders of not less than two-thirds of the shares cast in respect of such resolution at a general meeting of the shareholders of the Vendor to be held pursuant to the provisions and requirements of the Canada Business Corporations Act; and

(f)                                    “Vendor’s Subsidiary” means ABP Diagnostics Ltd., a company incorporated under the laws of England.

1.2                                                                                 Designations and Number.  In this agreement, words importing the singular or masculine shall include the plural, feminine or common gender and vice versa, where the context so requires.

2.                                                                                       PURCHASE AND SALE

2.1                                                                                 Purchase and Sale of Assets.  Relying on the representations and warranties set forth in Part 4 and upon and subject to the terms and conditions hereof, the Vendor shall sell, assign and transfer to the Purchaser and the Purchaser shall purchase from the Vendor on the Closing Date, as of the Effective Time, the following property and assets of the Business, namely:

(a)                                  all equipment, machinery and furnishings (the “Equipment”) owned by the Vendor at the Effective Time and in connection with the Business including, without limitation Schedule 1 to this agreement and, to the extent they are transferable, all warranties relating thereto;

(b)                                 all inventory owned by the Vendor at the Effective Time in connection with the Business (the “Inventory”);

(c)                                  all of the issued and outstanding shares in the capital of the Vendor’s Subsidiary described in Schedule 2 hereto (the “Vendor’s Subsidiary Shares”);

(e)                                  all interests in leasehold property and described in Schedule 3 hereto, and the improvements, appurtenances and fixtures thereon (the “Leasehold Property”);

(f)                                    all accounts receivable and other debts owing to the Vendor in connection with the Business at the Effective Time (the “Receivables”) and the full benefit of the securities thereof;

(g)                                 all unfilled orders received by the Vendor in connection with the Business at the Effective Time and all other contracts, engagements or commitments to which the Vendor is entitled in connection with the Business, and in particular all right, title and interest of the Vendor in, to and under the material agreements and contracts described in Schedule 4 hereto (the “Material Contracts”);

(h)                                 all right, title and interest of the Vendor in and to all registered and unregistered trade-marks, trade names, copyrights, designs, patents, trade secrets and other intellectual property in connection with the Business (the “Intangible Property”), which for greater certainty shall include those patents and patent applications set described in Schedule 5 hereto (which schedule includes and identifies both Intangible Property directly owned by the Vendor, as well as intellectual property owned by the Vendor’s Subsidiary);

(i)                                     the benefit of all prepaid expenses of the Business at the Effective Time (the “Prepaid Expenses”);

(j)                                     the goodwill of the Business (the “Goodwill”), including the business contacts and customer lists of the Business; and

(k)                                  all licenses, rights, permits and authorizations outstanding in connection with the Business at the Effective Time (the “Miscellaneous Licenses”) described in Schedule 5 hereto to the extent that they are transferable or assignable.

2.2                                                                                 Assets.  The property and assets described in paragraph 2.1 are hereinafter collectively referred to as the “Assets”.

3.                                                                                       PURCHASE PRICE AND MANNER OF PAYMENT

3.1                                                                                 Purchase Price.  The total purchase price payable for the Assets shall be USD $1,878,020.00  (the “Purchase Price”), allocated as per the Balance Sheet per Schedule 6 hereto. Also included is the goodwill of the company, which has not been recorded on the financial statements. The Financial Statements are subject to adjustment from Audited Financial Statements.

3.2                                                                                 Payment on Closing.  The Purchaser shall satisfy the Purchase Price at Closing by the issuance to the Vendor of the securities comprising the Purchaser’s Consideration, which the parties agree has an aggregate value equivalent to the Purchase Price.

4.                                                                                       REPRESENTATIONS AND WARRANTIES

4.1                                                                                 Representations and Warranties of the Vendor.  The Vendor hereby represents and warrants to the Purchaser as follows, with the intent that the Purchaser shall rely thereon in entering into this agreement and in concluding the purchase of the Assets:

(a)                                  The Vendor is duly incorporated and validly subsisting under the federal laws of Canada pursuant to the provisions of the Canada Business Corporations Act, is not a reporting company, and is not in default of applicable requirements with respect to the filing of annual returns.

(b)                                 The Vendor has the power and capacity to own and dispose of the Assets, to enter into this agreement and to carry out its terms to the full extent.

(c)                                  The Vendor has the power, capacity and authority to carry on the Business.  The Vendor’s Subsidiary has the corporate power, capacity and authority to carry on its businesses.

(d)                                 The execution and delivery of this agreement has been duly approved by the board of directors of the Vendor and this agreement constitutes a legal, valid and binding obligation of the Vendor enforceable against the Vendor in accordance with its terms.  The completion of the transactions contemplated herein will be subject to the Vendor’s Special Resolution.

(e)                                  Neither the execution and delivery of this agreement nor the completion of the Closing will:

                  (i)      violate any of the terms and provisions of the Articles or By-Laws of the Vendor or any order, decree, statute, bylaw, regulation, covenant or restriction applicable to the Vendor, the Vendor’s Subsidiary or any of the Assets;

               (ii)      give any person the right to terminate or cancel any instrument relating to the Assets or remove any of the Assets, subject to obtaining the consents referred to in paragraph 5.5; or

            (iii)      result in any fees, duties, taxes, assessments or other amounts relating to any of the Assets becoming due and payable by the Purchaser other than sales taxes (if any) payable by the Purchaser in connection with the purchase and sale of the Assets.

(f)                                    At the Effective Time the Vendor shall own and possess and have good and marketable title to the Assets, free and clear of all liens, charges, security interests or encumbrances whatsoever.

(g)                                 True and complete descriptions of the Miscellaneous Licenses (including any and all amendments or modifications thereto) are contained in Schedule 5 hereto, and true and complete copies of all existing instruments relating thereto have been provided to the Purchaser; the Miscellaneous Licences constitute all licences and permits required to be held by the Vendor to carry on the Business; at the Effective Time the Miscellaneous Licenses will all be valid and subsisting and the obligations of the Vendor thereunder will have been duly observed and performed up to the Effective Time; and the assignment of the Miscellaneous Licenses to the Purchaser pursuant to the terms hereof will not create a default thereunder, subject to obtaining the prior written consents as referred to in paragraph 5.5.

(h)                                 All of the Equipment is in good working condition, reasonable wear and tear excepted.

(i)                                     The Vendor has maintained complete and accurate books and records relating to the Business and such books and records have been maintained in accordance with generally accepted accounting principles.

(j)                                     There are no written contracts with employees of the Business (the “Employees”) governing conditions of employment and there are no employees who cannot be dismissed without on more than three months notice.

(k)                                  There is no collective agreement relating to the Business with any labour union or other association of employees, and no part of the Business has been certified as a unit appropriate for collective bargaining.

(l)                                     There is no litigation or administrative or governmental proceeding or inquiry pending or, to the knowledge of the Vendor, threatened against or relating to the Business, the Vendor’s Subsidiary or any of the Assets and the Vendor does not know of or have reasonable grounds for believing that there is any basis for any such litigation, proceeding or inquiry.

(m)                               The conduct of the Business and the uses to which the Assets have been put do not constitute a breach of any statute, bylaw, regulation, covenant, restriction, plan or permit.

(n)                                 To the best of the Vendor’s knowledge the Material Contracts are all of the material agreements and contracts relating to the Business and there is no default existing under any Material Contract and there is no set of circumstances now existing which with the passage of time would result in such a default.

(o)                                 All representations and warranties contained herein shall be true and correct at and as of the Effective Time as if such representations and warranties were made at and as of such time.

(p)                                 The Vendor is a not a non-resident of Canada within the meaning of the Income Tax Act (Canada).

4.2                                                                                 Representations and Warranties of the Purchaser.  The Purchaser represents and warrants to the Vendor as follows, with the intent that the Vendor shall rely thereon in entering into this agreement and in concluding the sale of the Assets:

(a)                                  The Purchaser is duly incorporated under the laws of the state of Nevada, is validly subsisting and in good standing with respect to the filing of annual reports, and has the power and capacity to enter into this agreement and carry out its terms.

(b)                                 The performance of this Agreement will not be in violation of the Memorandum or Articles of the Purchaser or of any agreement to which the Purchaser is a party and will not give any person or company any right to terminate or cancel any agreement or any right enjoyed by the Purchaser and will not result in the creation or imposition of any lien, encumbrance or restriction of any nature whatsoever in favour of a third party upon the assets or capital of the Purchaser, or the violation of any law or regulation of any jurisdiction or any order or decree of any court or tribunal to which the Purchaser is subject which could materially affect the Purchaser’s assets or capital.

(c)                                  The Purchaser has the corporate power to carry out the transactions contemplated herein and is duly qualified to carry on business in each jurisdiction in which it actually or is deemed by law to carry on business.

(d)                                 The audited financial statements of the Purchaser for the year ended December 31, 2001 and the unaudited financial statements of the Purchaser for the period ended June 30, 2002, each of which are attached as Schedule 7 hereto, are true and correct in every material respect and present fairly the financial position of the Purchaser and the results of its operations for the period described therein.

(e)                                  There have been no material adverse changes in the corporate or financial affairs of the Purchaser since June 30, 2002, and the business of the Company has been carried on in the normal course since that date.

(f)                                    The Purchaser is not experiencing nor is it aware of any occurrence or event that might reasonably be expected to have a materially adverse effect on its business or the results of its operations, or on the market value of its securities.

(g)                                 The Purchaser has not guaranteed, or agreed to guarantee, any debt, liability or other obligation of any person, firm or corporation.

(h)                                 The Purchaser is not liable to pay any outstanding management fees, and no officer, director, employee or shareholder of the Purchaser is indebted or under obligation to the Purchaser on any account whatsoever.

(i)                                     No dividends of the Purchaser have been made, declared or authorized.

(j)                                     The Purchaser does not have any contracts, agreements, pension plans, profit sharing plans, bonus plans, undertakings, or arrangements whether oral, written or implied with employees, lessees, licensees, managers, accountants, suppliers, agents, distributors, officers, directors, lawyers, or others.  The Purchaser is not liable to make any payments to any of its current directors, officers or shareholders other than as disclosed in this Agreement.

(k)                                  The Purchaser is not in breach of any laws, ordinances, statutes, regulations, by-laws, orders or decrees to which it is subject or which apply to it.

(l)                                     All tax returns and reports of the Purchaser required to be filed prior to or concurrently with the date hereof have been filed and are substantially true,

correct and accurate, and all taxes and other governmental charges have been paid or accrued in the books of the Purchaser and there will be no taxes or government charges in respect of the period ending on the Closing Date.

(m)                               All material transactions of the Purchaser have been promptly and properly recorded or filed in or with its respective books and records, and have been duly disclosed to the public and all regulatory authorities and agencies in full compliance with all applicable laws, and the minute book of the Purchaser contains all records of the meetings and proceedings of shareholders and directors thereof.

(n)                                 The Purchaser has an authorized share capital of an unlimited number of common shares without par value of which 3,743,900 shares are issued and outstanding.  Other than as disclosed in this section, no person, firm or corporation other than the parties hereto has any agreement or option or a right capable of becoming an agreement for the purchase, subscription or issuance of any of the unissued shares of the Purchaser other than the Purchaser’s Consideration Shares.

(o)                                 No person has or asserts any present, future or contingent rights of indemnification or subrogation by virtue of any transaction or happening occurring in relation to the Purchaser.

(p)                                 The Purchaser is not engaged or concerned in any litigation or arbitration proceedings either as plaintiff or defendant or otherwise and there is no basis for and there are no law suits pending or threatened against the Purchaser or any proceedings in respect of which the Purchaser is liable to indemnify any party concerned therein and that there are no claims already made which, if pursued, might result in proceedings of any kind against the Purchaser nor are there any circumstances likely to cause the Purchaser to be or become involved as a party to any litigation or arbitration.

(q)                                 No steps have been taken or resolutions passed or petitions presented or orders made for the winding up of the Purchaser nor for the appointment of an administrator, a controller, a receiver or receiver manager of any of the assets or undertaking of the Purchaser nor has the Purchaser had an administrator or controller appointed nor has the Purchaser gone into liquidation or receivership or called a meeting with a view to going into liquidation.

(r)                                    The Purchaser has not given any power of attorney to any person and is not under any obligation to give any power of attorney to any person.

(s)                                  The Purchaser is entitled to avail itself of the applicable prospectus exemptions available under applicable securities laws in respect of the issuance of all securities of the Purchaser contemplated in this Agreement.

(t)                                    The proposed issuance of the Purchaser Shares contemplated herein has been duly authorized by the Purchaser and the Purchaser Shares when and if they are issued shall be issued as fully paid and non-assessable shares.

(u)                                 The Purchaser is a registered party pursuant to section 12(b) or (g) of the Securities Exchange Act of 1934, is not in default of any requirement of any applicable securities or corporate and neither the Regulatory Authorities, nor any other regulatory authority having jurisdiction, has issued any order preventing or suspending trading of any securities of the Purchaser and the Purchaser is entitled to avail itself of the applicable prospectus exemptions available under applicable securities laws in respect of the issuance of the Purchaser’s Consideration;

(v)                                 All statements and disclosure contained in all documents filed by the Purchaser with any regulatory authority or agency having jurisdiction over the Purchaser, including without limitation all registration statements and annual reports filed pursuant to the Securities Exchange Act of 1934, are true and correct in all material respects and the Purchaser is not in breach or default of any filing or disclosure requirements (of any level of government, or government agency or self-regulatory authority) applicable the Purchaser;

(w)                               This Agreement has been duly executed and delivered by the Purchaser and is a valid and binding obligation of the Purchaser enforceable in accordance with its terms.

5.                                                                                       COVENANTS OF THE PARTIES

5.1                                                                                 Conduct of the Business Prior to the Effective Time.  From the date hereof until the Effective Time, and subject to reasonable events beyond the Vendor’s control, the Vendor covenants to conduct the Business diligently and only in the ordinary course and shall use its best efforts to preserve for the Purchaser its relationships with its suppliers, customers and others having business relations with it.

5.2                                                                                 Vendor to Provide Access by Purchaser.  The Vendor shall give or cause to be given to the Purchaser and its solicitors, accountants and other representatives full access, during normal business hours throughout the period prior to the Closing to all of the premises to which the Business is carried on and the books, contracts, commitments and records of the Vendor relating to the Business, and the Vendor shall furnish to the Purchaser during such period all such information and copies of such books, contracts, commitments and records as the Purchaser may reasonably request.

5.3                                                                                 Appointments of Directors.  At the Closing, the Purchaser will deliver and table the written resignations of all but one of the directors of the Purchaser (the remaining director to be designated by the present management of the Purchaser prior to the Closing), and the remaining director of the Purchaser will cause to be elected as directors of the Purchaser four designates of the Vendor, each of whom shall be qualified to act as directors under the corporate laws of the State of Nevada.

5.4                                                                                 Insurance.  The Vendor shall use its best efforts to maintain in full force and effect, all policies of insurance currently in force with respect to the Assets and the Business up to the Effective Time.

5.5                                                                                 Procure Consents.  The Vendor shall diligently take all reasonable steps required to obtain all consents and approvals necessary for the purchase and sale of the Assets hereunder before the Closing and, to the extent in its sole and absolute discretion the Purchaser shall agree to completion of the purchase and sale prior to obtaining any such consent or approval, after the Closing.  The Purchaser shall, at the request of the Vendor, execute and deliver such applications for consent or approval and such assumption agreements (subject to the Purchaser’s approval of the form thereof acting reasonably) as may be necessary to obtain the said consents and approvals and the Purchaser shall assist and cooperate with the Vendor in obtaining the said consents and approvals.

5.6                                                                                 Stock Options.  At the Closing the Purchaser shall deliver and table written agreements cancelling all outstanding stock options of the Purchaser, with the intent and effect that at the Closing no person (other than the Vendor, pursuant to this agreement) shall have any right or entitlement whatsoever to purchase or otherwise acquire any shares or other securities from the treasury of the Purchaser.  The Vendor covenants that at the first reasonable opportunity after the Closing, the Vendor will (subject in all cases to applicable law) cause its designates to the board of directors of the Purchaser to approve the grant of new incentive stock options on terms to be determined by the directors, of which not less than twenty percent will be granted to optionees designated by the Purchaser’s designates to the board of directors of the Purchaser.

5.7                                                                                 Sales Tax.  The Purchaser shall pay all sales taxes and registration charges and transfer fees properly payable in connection with the sale and transfer of the Assets by the Vendor to the Purchaser.

5.8                                                                                 Trade Debts and Obligations.  The Vendor shall pay, satisfy and discharge as they respectively become due all of the trade debts and other liabilities of the Vendor in connection with the Business except those assumed by the purchaser.

5.9                                                                                 Employees.  On or prior to the Closing, the Vendor shall terminate the employment of all the Employees effective at the Effective Time and the Purchaser shall offer employment to all of the Employees commencing at the Effective Time upon terms and conditions substantially similar to the terms and conditions of their employment by the Vendor.

5.10                                                                           Vendor’s Covenants of Indemnity.  The Vendor shall indemnify and hold harmless the Purchaser from and against:

(a)                                  the trade debts and liabilities referred to in paragraph 5.6;

(b)                                 all other liabilities and obligations relative to the Business, including all liabilities and obligations relating to the Employees, contingent or otherwise, existing at the Effective Time which are not expressly agreed to be assumed by the Purchaser pursuant to this agreement;

(c)                                  any and all damage or deficiencies resulting from any misrepresentation, breach of warranty or nonfulfillment of any covenant on the part of the Vendor herein contained or from any misrepresentation in or omission from any certificate or other instrument furnished or to be furnished to the Purchaser hereunder; and

(d)                                 any and all actions, suits, proceedings, demands, assessments, judgments, costs and legal and other expenses incident to any of the foregoing.

5.11                                                                           Purchaser’s Covenant of Indemnity.  The Purchaser shall indemnify and hold harmless the Vendor from and against:

(a)                                  all liabilities and obligations relative to the Employees arising after the Effective Time;

(b)                                 any and all damage or deficiencies resulting from any misrepresentation, breach of warranty or nonfulfillment of any covenant on the part of the Purchaser herein contained or from any misrepresentation in or omission from any certificate or other instrument furnished or to be furnished to the Vendor hereunder; and

(c)                                  any and all actions, suits, proceedings, demands, assessments, judgments, costs and legal and other expenses incident to any of the foregoing.

6.                                                                                       REPRESENTATIONS, WARRANTIES AND COVENANTS

6.1                                                                                 Survival of Representations, Warranties and Covenants of the Vendor.  All representations, warranties, covenants and agreements made by the Vendor in this agreement or pursuant hereto shall survive the completion of the transactions contemplated by this agreement and, notwithstanding such completion or any investigation at any time made by or on behalf of the Purchaser, shall continue in full force and effect for the benefit of the Purchaser.

6.2                                                                                 Survival of Representations, Warranties and Covenants of the Purchaser.  All representations, warranties, covenants and agreements made by the Purchaser in this agreement or pursuant hereto shall survive the completion of the transactions contemplated by this agreement and, notwithstanding such completion or any investigation at any time made by or on behalf of the Vendor, shall continue in full force and effect for the benefit of the Vendor.

7.                                                                                       CONDITIONS PRECEDENT TO THE OBLIGATIONS OF THE PURCHASER

7.1                                                                                 Conditions for the Benefit of the Purchaser.  All obligations of the Purchaser under this agreement are subject to the fulfilment at or prior to the Closing of the following conditions:

(a)                                  Representations and Warranties of the Vendor.  The representations and warranties of the Vendor contained in this agreement and in any certificate or document delivered pursuant to the provisions hereof or in connection with the transactions contemplated hereby shall be true and correct in all material respects at and as of the Effective Time as if such representations and warranties were made at and as of such time;

(b)                                 Covenants of the Vendor.  The Vendor shall have performed and complied with all agreements, covenants and conditions required by this agreement to be performed or complied with by it prior to or at the Closing;

(c)                                  Vendor’s Certificate.  The Vendor shall have delivered to the Purchaser a certificate of the president of the Vendor, dated the Closing Date, certifying in such detail as the Purchaser may specify to the fulfilment of the conditions set forth in sub-paragraphs 7.1(a) and 7.1(b);

(d)                                 No Damage.  No substantial damage to the Assets shall have occurred after the date of this agreement and prior to the Effective Time;

(e)                                  Consents.  The Purchaser shall have received duly executed copies of the consents and approvals referred to in paragraph 5.5;

(f)                                    Vendor’s Special Resolution.  The shareholders of the Vendor shall have passed the Vendor’s Special Resolution on or before November 30, 2002;

(f)                                    Opinion.  The Vendor shall have delivered to the Purchaser an opinion of its solicitors in a form acceptable to the Purchaser’s solicitors.

The foregoing conditions are for the exclusive benefit of the Purchaser and any such condition may be waived in whole or in part by the Purchaser at or prior to the Closing by delivering to the Vendor a written waiver to that effect executed by the Purchaser.

8.                                                                                       CONDITIONS PRECEDENT TO THE OBLIGATIONS OF THE VENDOR

8.1                                                                                 Conditions for the Benefit of the Vendor.  All obligations of the Vendor under this agreement are subject to the fulfilment at or prior to the Closing of the following conditions:

(a)                                  Purchaser’s Representations and Warranties.  The Purchaser’s representations and warranties contained in this agreement shall be true and correct in all material respects at and as of the Effective Time as though such representations and warranties were made at and as of such time;

(b)                                 Purchaser’s Covenants.  The Purchaser shall have performed and complied with all covenants, agreements and conditions required by this agreement to be performed or complied with by it at or prior to the Closing;

(c)                                  Consents.  All consents and approvals required to be obtained by the Vendor for the purpose of selling, assigning or transferring the Assets have been obtained PROVIDED that this condition may only be relied upon by the Vendor if the Vendor has diligently taken all reasonable steps required to procure all such consents and approvals and the Purchaser has not waived the need for the consents or approvals in question; and

(d)                                 Vendor’s Special Resolution.  The shareholders of the Vendor shall have passed the Vendor’s Special Resolution on or before November 15, 2002;

The foregoing conditions are for the exclusive benefit of the Vendor and any such condition may be waived in whole or in part by the Vendor at or prior to the Closing by delivering to the Purchaser a written waiver to that effect executed by the Vendor.

9.                                                                                       RISK

9.1                                                                                 Risk.  From the date of this agreement until the Effective Time the Assets shall be and remain at the risk of the Vendor.  If any of the Assets shall be lost, damaged or destroyed prior to the Effective Time, the Purchaser may, at its sole option, in lieu of not completing the purchase of the Assets, elect by notice in writing to the Vendor to complete the purchase to the extent possible without reduction of the Purchase Price, in which event all proceeds of any insurance or compensation in respect of such loss, damage or destruction shall be payable to the Purchaser and all right and claim of the Vendor to any such amounts shall be assigned to the Purchaser.

10.                                                                                 CLOSING ARRANGEMENTS

10.1                                                                           Closing.  Subject to the terms and conditions hereof, the purchase and sale of the Assets shall be completed at a closing (the “Closing”) to be held in the registered office of the Vendor at Suite 1260, 1188 West Georgia Street, Vancouver, B.C. at 10:00 a.m. Vancouver Time on the Closing Date, or such other time and place as may be mutually agreed upon by the Vendor and the Purchaser.

10.2                                                                           Documents to be delivered at the Closing.  At the Closing and concurrently with the payment of the Purchase Price:

(a)                                  The Vendor shall deliver or cause to be delivered to the Purchaser:

                  (i)                   all deeds of conveyance, bills of sale, transfers and assignments in form and content satisfactory to the Purchaser, appropriate to effectively vest good and marketable title to the Assets in the Purchaser to the extent contemplated by this agreement, and immediately registrable in all places where registration of such instruments is permitted or required;

               (ii)                   all consents and approvals referred to in paragraph 5.5;

            (iii)                   certified copies of such resolutions of the shareholders and directors of the Vendor as are required in the reasonable opinion of the Purchaser to authorize the execution, delivery and implementation of this agreement, including without limitation the Vendor’s Special Resolution; and

           (iv)                   copies of all books, contracts, commitments and records of the Vendor referred to in paragraph 5.2.

(b)                                 The Purchaser shall deliver or cause to be delivered to the Vendor:

                  (i)                   original certificates representing the Purchaser’s Consideration, registered pursuant to the written direction of the Vendor, together with certified copies of such resolutions of the shareholders and directors of the Purchaser as are required in the reasonable opinion of the Vendor to authorize the execution, delivery and implementation of this agreement and the issuance of the Purchaser’s Consideration;

               (ii)                   the resignations, releases and appointments of the directors of the Purchaser referred to in paragraph 5.3, all in a form satisfactory to the Vendor, acting reasonably; and

               (ii)                   written cancellation of all options to acquire securities of the Purchaser referred to in paragraph 5.6, in a form satisfactory to the Vendor, acting reasonably.

10.3                                                                           Possession.  The Purchaser shall be entitled to possession of the Assets upon completion of the Closing.

11.                                                                                 GENERAL PROVISIONS

11.1                                                                           Further Assurances.  Upon completion of the Closing, this agreement shall without further act or formality operate as an actual transfer and conveyance to the Purchaser of title to all of the Assets as of the Effective Time but the Vendor and the Purchaser hereby covenant and agree that they shall from time to time thereafter execute and do all such further acts, deeds, transfers, assurances, matters and things as may be necessary to transfer to and vest in the Purchaser all or any of the Assets and to give to the Vendor and the Purchaser the full benefit of this agreement.  For greater certainty, it is hereby agreed that, after the Effective Time, the Vendor shall hold all of the Assets, to the extent that the same shall not have been effectually transferred to the Purchaser by or pursuant to this agreement, in trust for and as the property of the Purchaser.

11.2                                                                           Time of the Essence.  Time shall be of the essence of this agreement.

11.3                                                                           No Assignment.  This agreement and the rights and obligations of any party hereunder may not be assigned without the express written consent of the other parties.

11.4                                                                           Amendments.  This agreement may only be modified or amended by written agreement duly executed by the parties.

11.5                                                                           Notices.  Except as otherwise provided herein, any notice required or permitted to be given hereunder by any party shall be deemed to have been well and sufficiently given if mailed by prepaid registered mail, or sent by facsimile machine (“faxed”) to, or delivered at, the address of the party to whom it is directed hereinbefore set out, or at such other reasonable address at which personal delivery may be effected as such party may from time to time give notice of, and any such notice shall be deemed to have been received, if mailed, 72 hours after the time of mailing, and if delivered or faxed, upon the date of delivery or faxing.  If normal mail service or fax service is impaired by strike, slowdown, force majeure or other cause, then a notice sent by the impaired means of communication will be deemed not to be received until actually received, and the party sending the notice shall utilize another unimpaired means of communication or shall deliver such notice in order to ensure prompt receipt thereof.

11.6                                                                           Headings and Division.  The division of this agreement into Parts, paragraphs and sub-paragraphs and the insertion of headings are for convenience of reference only and shall not affect the structure or interpretation of this agreement.

11.7                                                                           Governing Law.  This agreement shall be construed and enforced in accordance with the laws of the Province of British Columbia and the laws of Canada applicable therein and shall be treated in all respects as a British Columbia contract.

11.8                                                                           Severability.  In the event that any provision of this agreement or any part of any provision shall be held to be invalid, illegal or unenforceable, it shall not affect the validity, legality or enforceability of any other provision or portion of a provision of this agreement.

11.9                                                                           Entire Agreement.  This agreement and the instruments referred to herein constitute the entire agreement between the parties with respect to the subject matter hereof and supersede all prior agreements, understandings, negotiations and discussions, whether oral or written, between the parties, and there are no warranties, conditions, representations or other agreements between the parties in connection with the subject matter hereof except as specifically set forth herein.  Without limiting the generality of the foregoing, the parties acknowledge and agree that the provisions of this agreement supersedes the provisions of an interim letter of intent between the parties dated for reference August 30, 2002, and that the execution of this agreement by the parties represents the full and complete performance and satisfaction by both parties of their respective obligations under said letter of intent.

11.10                                                                     Successors and Assigns.  This agreement and everything contained herein shall enure to the benefit of and be binding upon the parties hereto and their respective heirs, executors, administrators, successors and permitted assigns.

11.11                                                                     Counterpart and Facsimile Execution.  This agreement may be executed in counterparts and by facsimile, and such counterparts and facsimile copies together shall constitute a single agreement.

IN WITNESS WHEREOF the parties have duly executed this agreement.

BARRINGTON SCIENCES INTERNATIONAL CORPORATION, by its duly authorized signatory:

Signature

Name and Title

FINANCIAL EXPRESS CORPORATION, by its duly authorized signatory:

Signature

Name and Title

Schedule 1

Equipment List

Name	Model
Spectrophotometer measurer	UV-754 200-800mm
Digital PH meter	PHS-3C
Adjustable Volume Pipettes
Top loading Balance	FA1604
Top loading Balance	FA2104s
Top loading Balance	TA12002
Vortex Mixer	XW-80A
Air Compressed Rotator for Tubes and Bottles	TH2-C
Drying Oven	101-O-BS
Culture Container	PYX-DHS-BS-II
Amino Magnetic Stirrers	JB-90-2
Master flex Peristaltic Pump	HL-3
Centrifuge (High Speed)	TGL-16G
Centrifuge (low speed with large capacity)	TDL-5-A
Filtration Devices	5000ml
Master flex	ZT-1
Sealing Machine	FRT-1OW
Water Purification Machine	S2-98
Drying Oven	101-2
Refrigerator	BCD-185
Micro wave oven	MG-5586DW
Amino Magnetic Stirrers	90-1
Water Purification Container	S2-98
Adjustable Volume Pipettes	0.1-2ul
Pad Cutting Knife
Multi-use Cabinet
Medical Cabinet

Spotting Machines	– 2
Laptop Computers	– 3
Desks	– 2

Equipment & Glassware

Monitor

Copier

Filing Cabinets – 2

Schedule 2

Shares owned of ABP Diagnostics Limited:

Total 1,150,000 common shares, all the issued and outstanding shares.

Agreement attached.

Shares owned of Fluid Separation Limited

70% of common shares, or 85,400 common shares

Schedule 3.

Leasehold Property - None

Schedule 4

Material Contracts (Copies Attached unless indicated to be signed)

1.               Heads of Agreement with Vacsera - Egypt

2.               Licensing Agreement with Biomedical Products Company – Kingdom of Saudi Arabia

3.               Licensing Agreement with Cadila Healthcare Ltd – India

4.               Joint Venture Agreement with Shandong Weigao Group Company, Ltd

5.               Articles of Association Weihai Barrington Biological Engineering Co. Ltd.

6.               Certificate of Approval to establish enterprise with foreign investment

7.               License to operate in China

8.               Draft Stock Purchase Agreement with Diamedics, Inc. – not signed, under negotiation

9.               Heads of Agreement with IMU – to be signed – no copy

10.         Heads of Agreement with Bio Farma – to be signed – no copy – under negotiation

Schedule 5

Intangible Property (copies of documents attached if applicable)

1.               Trade Mark Application

2.               Patent No. 2,1132,628 – Pocketlab

3.               Vitro Detection of Multi – Antigens patent applications

4.               Goodwill

5.               Investment in developing China Joint Venture

Schedule 6

Barrington Sciences International Corp

Schedule 7

Financial Statements Financial Express Corporation as at December 31, 2001 and June 30, 2002

Copies attached